Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Fathom Digital Manufacturing Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2021 Omnibus Incentive Plan Class A common stock, $0.0001 par value per share	Other (4)	16,737,876(2)	$6.33(4)	$105,950,755.08	.0000927	$9,821.63

Equity	2021 Employee Stock Purchase Plan Class A common stock, $0.0001 par value per share	Other (5)	1,350,806(3)	$5.38(5)	$7,267,336.28	.0000927	$673.68

Total Offering Amounts					$113,218,091.36		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$10,495.31

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A common stock of Fathom Digital Manufacturing Corporation (the “Registrant”) that become issuable under the Fathom 2021 Omnibus Incentive Plan (the “Omnibus Plan”) and/or the Fathom 2021 Employee Stock Purchase Plan (the “ESPP”), as applicable, by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of Class A common stock.

(2)	Represents shares of Class A common stock reserved for issuance under the Omnibus Plan.
(3)

Represents shares of Class A common stock reserved for issuance under the ESPP. The total number of shares of Class A common stock under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2023, by a number of shares equal to 1% of the total number of outstanding shares of Class A common stock on the last day of the prior calendar year. Notwithstanding the foregoing, the plan administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of shares than as provided in the ESPP.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s Class A common stock as reported on the New York Stock Exchange on April 8, 2022.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of 85% of $6.33, the average of the high and low prices of a share of the Registrant’s Class A common stock as reported on the New York Stock Exchange on April 8, 2022. Pursuant to the ESPP, the purchase price of Common Stock will be at least 85% of the lower of the fair market value per share of the Class A common stock on the first trading day of the offering period or on the applicable purchase date.